Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK
General

The following description summarizes certain important terms of our capital stock. This description summarizes the provisions that are included in our amended and restated certificate of incorporation and amended and restated bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this summary, you should refer to the applicable provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws, which are filed with, or incorporated by reference into, our Annual Reports on Form 10-K.

Authorized Capital Stock

Our authorized capital stock consists of 630,000,000 shares of capital stock, par value $0.01 per share, of which:
•600,000,000 shares are designated as common stock; and
•30,000,000 shares are designated as preferred stock.

Outstanding Capital Stock

As of January 3, 2026, there were 74,987,300 shares of our common stock outstanding and no shares of our preferred stock outstanding. Our Board of Directors is authorized to issue additional shares of our capital stock without stockholder approval, except as required by the NYSE listing standards.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our directors are elected by a plurality of the votes cast by stockholders entitled to vote on the election. All other matters to be voted on by stockholders must be approved by a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter, except when a different vote is required by express provision of applicable law, regulation applicable to us or our securities, the rules or regulations of any stock exchange applicable to us, our amended and restated certificate of incorporation or our amended and restated bylaws. Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors and, accordingly, holders of more than 50% of the shares voting are able to elect all of our directors. The holders of a majority of the shares of common stock issued and outstanding constitute a quorum at all meetings of stockholders for the transaction of business.

Dividends. The holders of our common stock are entitled to dividends if, as, and when declared by our Board of Directors, from funds legally available therefor, subject to certain contractual limitations on our ability to declare and pay dividends.

Other Rights. No holder of our common stock has any preemptive right to subscribe for any shares of our capital stock.

Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any.

Preferred Stock

Exhibit 4.1
Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Anti-Takeover Effects of Certain Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•provide that our Board of Directors is classified into three classes of directors;
•prohibit stockholders from taking action by written consent;
•provide that stockholders may remove directors only for cause, and only with the approval of holders of at least 66-2/3% of our then outstanding capital stock;
•provide that the authorized number of directors may be changed only by resolution of our Board of Directors;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;
•restrict the forum for certain litigation against us to Delaware or the federal district courts of the United States depending on the type of litigation;
•do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election);
•provide that special meetings of our stockholders may be called only by the Chair of our Board of Directors, our Chief Executive Officer or the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors;
•provide that stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66-2⁄3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class; and
•provide that certain provisions of our amended and restated certificate of incorporation may only be amended upon receiving at least 66-2⁄3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class.

Further, we have opted out of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). However, our amended and restated certificate of incorporation contains similar provisions providing

Exhibit 4.1
that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•prior to such time, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66-2⁄3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

Unless we consent to the selection of an alternative forum, (i) the Court of Chancery of the State of Delaware is the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of fiduciary duty owed by any of our current or former stockholders, directors, officers, or other employees to us or to our stockholders, (c) any action asserting a claim against us arising pursuant to the DGCL, amended and restated certificate of incorporation or amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim against us that is governed by the internal affairs doctrine; and (ii) the federal district courts of the United States are the exclusive forum (the “Delaware Exclusive Forum Provision”) for the resolution of any complaint asserting a cause of action under the Securities Act of 1933, as amended (“Securities Act”). In addition, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act (the “Federal Forum Provision”). The choice of forum provision does not apply to any actions arising under the Exchange Act. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Exclusive Forum Provision and the Federal Forum Provision.

The Delaware Exclusive Forum Provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the Securities Act of 1933, as amended (“Securities Act”), or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Federal Forum Provision is intended to apply to claims arising under the Securities Act and would not apply to claims brought pursuant to the Exchange Act. The exclusive forum provisions will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder and, accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the

Exhibit 4.1
rules and regulations thereunder must be brought in federal courts. Our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

Our common stock is listed on the NYSE under the symbol “YETI”.